Exhibit 99.1

Tremor Video Announces CFO Transition

New York, March 31, 2015 - Tremor Video, Inc. (NYSE:TRMR), an advertising technology company elevating brand advertising effectiveness across all screens for the world’s leading brands and publishers, today announced that Todd Sloan, Senior Vice President and Chief Financial Officer, will step down after a transition period to pursue other opportunities. Mr. Sloan has agreed to continue as CFO until May 31 and then assist the company as a strategic advisor through August 15.  The company has initiated a search for his successor.

“Todd has been a critical part of Tremor Video’s success and in transforming the company into a premium video marketplace,” said Bill Day, President and Chief Executive Officer. “He has been a true partner of mine for many years and the entire Tremor Video team is grateful for his dedication and commitment to our company.  We wish him only the best as he pursues his next endeavor.”

“I am proud of what we have accomplished during my time at Tremor Video and believe that the company will continue to be a leader in the digital advertising industry and execute on its strategy,” said Mr. Sloan.

About Tremor Video

Tremor Video (NYSE:TRMR) helps make every advertising moment more relevant for consumers. The company’s heritage as custodians of the most recognized advertiser and publisher brands is built on leadership in all-screen analytics and a long-standing commitment to transparency. Our premium video marketplace offers the full spectrum of video ad products and services, including premium programmatic buying and selling and analytics that connect the two.

Forward Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those set forth in or implied by such forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, any statements concerning the transition of Tremor Video’s CFO. Important factors that could cause actual results to differ materially include: the impact of technological development and competition; market acceptance of Tremor Video’s products or services; design, manufacturing or software defects; changes in client preferences or demands; changes in industry standards and interfaces; global economic conditions; as well as other factors detailed from time to time in the reports Tremor Video files with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or events and investors are cautioned not to place undue reliance on any forward-looking statement. Furthermore, forward-looking statements speak only as of the date on which they are made, and, except as required by law, Tremor Video disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Investor Relations Contact:

Andrew Posen

Senior Director Investor Relations

212.792.2315

IR@TremorVideo.com

Media Contact
Billy Kenny
VP, Corporate Communications
646.421.6217

203.550.3514 — cell
bkenny@tremorvideo.com

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